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                                                                    EXHIBIT 4.35

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                        TRANSAMERICAN ENERGY CORPORATION

                                       AND

                       TRANSAMERICAN REFINING CORPORATION


                            ------------------------

                        THIRD AMENDMENT TO LOAN AGREEMENT

                          Dated as of December 15, 1998

                           --------------------------



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                        THIRD AMENDMENT TO LOAN AGREEMENT

         This Third Amendment to Loan Agreement (this "Third Amendment") is made as of December 15, 1998, by and between TransAmerican Energy Corporation, a Delaware corporation ("TEC"), and TransAmerican Refining Corporation, a Texas corporation ("TARC").

                              W I T N E S S E T H:

         WHEREAS, TEC and Firstar Bank of Minnesota, N.A., as Trustee, have entered into an Indenture dated as of June 13, 1997, as amended (the "Indenture"), pursuant to which TEC issued $475,000,000 aggregate principal amount of its 11 1/2% Senior Secured Notes due 2002 and $1,130,000,000 aggregate principal amount of its 13% Senior Secured Discount Notes due 2002 (collectively, the "Notes"); and

         WHEREAS, TEC and TARC have entered into a Loan Agreement dated as of June 13, 1997, as amended by a First Amendment to Loan Agreement dated as of December 30, 1997 and a Second Amendment to Loan Agreement dated as of November 13, 1998 (as so amended, the "TARC Intercompany Loan Agreement"), pursuant to which TEC agreed to loan to TARC an aggregate of $675,648,920 out of the proceeds of the issuance of the Notes; and

         WHEREAS, TEC and TARC have agreed to certain amendments to the TARC Intercompany Loan Agreement as hereinafter set forth (the "Proposed Amendments"); and

         WHEREAS, pursuant to Section 9.2 of the Indenture, the holders of not less than 66-2/3% in aggregate Value (as defined in the Indenture) of the Notes have consented to the Proposed Amendments to the TARC Intercompany Loan Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Third Amendment hereby agree as follows:


                                    ARTICLE I
               AMENDMENTS TO THE TARC INTERCOMPANY LOAN AGREEMENT

         Section 1.01. Amendment to First Paragraph. The first paragraph of the TARC Intercompany Loan Agreement is hereby amended to read in its entirety as follows:

                           This Loan Agreement dated as of June 13, 1997 (this
                  "Agreement") is entered into by and between TransAmerican Refining Corporation, a Texas corporation, and TransAmerican Energy Corporation, a Delaware corporation (the "Lender").

         Section 1.02. Amended Definitions. The following definitions in Section
1.1 of the TARC Intercompany Loan Agreement are hereby amended as follows:

         (a) A definition of "Borrower" is hereby added to the TARC Intercompany Loan Agreement to read in its entirety as follows:

         "Borrower" shall mean TransAmerican Refining Corporation, a Texas corporation.

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         (b) The definition of "Construction Supervisor" is hereby amended to read as follows:

                           "Construction Supervisor" means Baker & O'Brien,
                  Inc., as construction supervisor of the Capital Improvement Program or any successor construction supervisor appointed by TEC with the approval of TransContinental, which approval shall not be unreasonably withheld.

         (c) The definition of "Indenture" is hereby amended to read as follows:

                           "Indenture" shall mean that certain Indenture dated
                  as of the date hereof between the Lender and the Indenture Trustee, as supplemented or amended through the Transaction Closing Date.

         (d) The definition of "Independent Director" is hereby deleted in its entirety.

         (e) The definition of "Intercreditor Agreement" is hereby deleted in its entirety.

         (f) The definition of "Permitted Hedging Transactions" is hereby amended to read as follows:

                           "Permitted Hedging Transactions" shall mean
                  non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by the TARC Entities or TransContinental as part of their normal business operations as a risk-management strategy or hedge against adverse changes in market conditions in the natural gas industry as prices of feedstock and refined products; provided, that at the time of such transaction (i) the counter party to any such transaction is an Eligible Institution or a Person that has an Investment Grade Rating or has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating or (ii) such counter party's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, an Eligible Institution or a Person that has an Investment Grade Rating or that has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating.

         (g) The definition of "Permitted Investment" is hereby amended to read as follows:

                           "Permitted Investment" shall mean, when used with
                  reference to the Borrower or its Subsidiaries, (i) trade credit extended to persons in the ordinary course of business;
                  (ii) purchases of Cash Equivalents; (iii) Investments by the Borrower or its Subsidiaries in Subsidiaries of TARC or the Borrower that are engaged, or are formed to engage, in Related TARC Businesses or in TransContinental; (iv) Swap Obligations;
                  (v) the receipt of capital stock in lieu of cash in connection with the settlement of litigation; (vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $3 million in the aggregate outstanding at any time;
                  (vii) margin deposits in connection with Permitted Hedging Transactions; (viii) an Investment in one or more Unrestricted Subsidiaries of the Borrower of the assets constituting the CATOFIN(R) Unit owned by the Borrower as of the date hereof; (ix) a guaranty by any Subsidiary of the Borrower permitted under the Indenture; (x) deposits permitted by the definition of Permitted Liens or any extension, renewal or replacement of






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                  any of them; (xi) any acquisition by the Borrower of tank
                  storage facilities (or the company that owns such facilities) in the vicinity of the Refinery; (xii) Investments in Accounts Receivables Subsidiary Notes by the Borrower, or any of their respective Subsidiaries in amounts not to exceed the greater of $20 million or 20% of the TransContinental Borrowing Base at any one time; (xiii) Investments by the Borrower in an Accounts Receivable Subsidiary or in a reincorporation subsidiary, in each case in connection with the initial capitalization thereof, and not to exceed $1,000; (xiv) Investments by the Borrower or a wholly owned Subsidiary solely for the purpose of facilitating a repurchase of the TARC Warrants; (xv) other Investments not in excess of $5 million at any time outstanding; (xvi) loans made (x) to officers, directors and employees of the Borrower or any of its Subsidiaries approved by the applicable Board of Directors (or by an authorized officer), the proceeds of which are used solely to purchase stock or to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such stock or the exercise price of such stock options, as applicable, and (y) to refinance loans, together with accrued interest thereon made pursuant to this clause, in each case not in excess of $3 million in the aggregate outstanding at any one time; and (xvii) the purchase or other acquisition by the Borrower or its Subsidiaries of TEC Notes.

         (h) The definition of "Permitted Liens" is hereby amended to read as follows:

                           "Permitted Liens" shall mean means (a) Liens imposed
                  by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the TARC Entities in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business; provided, that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of the TARC Entities in accordance with GAAP; (c) deposits of cash or Cash Equivalents to secure (i) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit issued to secure such performance or other obligations) in an aggregate amount outstanding at any one time not in excess of $5,000,000 or (ii) appeal or supersedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds); (d) easements, servitudes, rights of way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by any of the TARC Entities) or materially interfere with the ordinary conduct of the business of any of the TARC Entities, including, without limitation, any easement or servitude granted in connection with the Port Commission Bond Financing; (e) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (f) Liens securing Debt or other obligations not in excess of $3,000,000; (g) pledges or deposits made in the





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                  ordinary course of business in connection with worker's
                  compensation, unemployment insurance, other types of social security legislation, property insurance and liability insurance; (h) Liens on Equipment, Receivables and Inventory;
                  (i) Liens on the assets of any entity existing at the time such assets are acquired by any of the TARC Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (i) are not created, incurred or assumed in contemplation of such assets being acquired by any of the TARC Entities and (ii) do not extend to any other assets of any of the TARC Entities; (j) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Issue Date ("New TARC Property"); provided, however, that
                  (i) such Lien is created solely for the purpose of securing Debt Incurred to finance the cost (including the cost of improvement or construction) of the item of New TARC Property subject thereto and such Lien is created at the time of or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New TARC Property, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost plus reasonable financing fees and other associated reasonable out-of-pocket expenses (iii) any such Lien shall not extend to or cover any property or assets other than such item of New TARC Property and any improvements on such New TARC Property and (iv) such Lien does not extend to assets or property which are part of the fixed refinery assets which are part of the Capital Improvement Program; (k) leases or subleases granted to others that do not materially interfere with the ordinary course of business of any of the TARC Entities, taken as a whole; (l) Liens on the assets of one of the TARC Entities in favor of another TARC Entity; (m) Liens securing reimbursement obligations with respect to letters of credit that encumber documents relating to such letters of credit and the products and proceeds thereof; provided, that, such reimbursement obligations are not matured for a period of over 60 days; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
                  (o) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions; (p) Liens on cash deposits to secure reimbursement obligations with respect to letters of credit after the Delayed Coking Unit is completed; (q) Liens that secure Unrestricted Non-Recourse Debt; provided, however, that at the time or incurrence the aggregate fair market value of the assets securing such Lien (exclusive of the stock of the applicable Unrestricted Subsidiary) shall not exceed the amount of Unrestricted Non-Recourse Debt of the Borrower; (r) Liens on the proceeds of any property subject to a Permitted Lien or on deposit accounts containing any such proceeds; (s) Liens on the proceeds of any property that is not Collateral on the proceeds of any Debt Incurred in accordance with the provisions hereof, or on deposit accounts containing any such proceeds; (t) Liens imposed on the Port Facility Assets; (u) any extension, renewal or replacement of the Liens created pursuant to any of the clauses (a) through (g) or (i) through
                  (t) or (v); (v) Liens on any property owned by TransContinental; (w) a Lien in favor of the Purchasers and others securing Debt of TARC or TCR Holding in an aggregate principal amount not in excess of $150,000,000; and (x) Liens securing the TARC Intercompany Bridge Loan.

         (i) The definition of "Phase I Completion Date" is hereby amended to read as follows:





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                           "Phase I Completion Date" shall mean the date on
                  which the Construction Supervisor issues a written notice (the "Phase I Completion Notice") to the Borrower certifying that the Phase I Performance Test has been completed.

         (j) A definition of "Phase I Performance Test" is hereby added to the TARC Intercompany Loan to read in its entirety as follows:

                           "Phase I Performance Test" means for a period of at
                  least 72 uninterrupted hours, TransContinental's refinery has sustained (i) an average feedstock throughput level of at least 150,000 barrels per day and (ii) no net production of vacuum tower bottoms when using as input a combined feedstock slate with an average API Gravity of 22 degrees or less.

         (k) The definition of "Phase II Completion Date" is hereby amended to read as follows:

                           "Phase II Completion Date" means the date on which
                  the Construction Supervisor issues a written notice (the "Phase II Completion Notice") to the Borrower certifying that for a period of at least 72 uninterrupted hours, TransContinental's refinery has sustained (i) an average feedstock throughput level of at least 180,000 barrels per day and (ii) average production yields (measured as the liquid volume percent of feedstock throughput) of refined products with a specific gravity of gasoline or lighter of at least 40% and of middle distillates or lighter of at least 60%, when using a combined Crude Unit feedstock slate with an average API Gravity of 22 degrees or less.

         (l) The definition of "Plans" is hereby amended to read as follows:

                           "Plans" shall mean (a) the plans and specifications
                  prepared by or on behalf of the Borrower or TransContinental which describe and show the proposed expansion and modification of the Refinery, as amended from time to time with the consent of the Construction Supervisor, and (b) a budget prepared by or on behalf of the Borrower or TransContinental, as amended from time to time with the consent of the Construction Supervisor.

         (m) The definition of "Port Commission Bond Financing" is hereby amended to read as follows:

                           "Port Commission Bond Financing" shall mean a
                  financing transaction involving the transfer (including, without limitation, transfer by sale, lease, lien or mortgage) of TransContinental's interest in all or some of the following assets (together with the granting, at TransContinental's discretion, of any easements or servitudes reasonably necessary to the ownership or operation of such assets by the transferee) that are under construction in or near the
                  Refinery: (i) the Prospect Road tank farm and other tanks;
                  (ii) certain dock improvements; (iii) the dock vapor recovery system; (iv) the coke handling system; (v) the Refinery waste water treatment facility: and (vi) tankage for liquefied petroleum gas (the "Port Facility Assets").

         (n) A definition of "Purchasers" is hereby added to the Intercompany Loan Agreement to read as follows:



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                           "Purchasers" shall mean the initial purchasers from
                  TARC, pursuant to the Transaction, of the Capital Stock of TCR Holding which has the right to vote in the election of directors and their transferees and affiliates (in each case other than TEC and its Subsidiaries).

         (o) A definition of "Refinery Assets" is hereby added to the Intercompany Loan Agreement to read as follows:

                           "Refinery Assets" shall mean substantially all of the
                  assets of TARC immediately prior to the Transaction Closing Date.

         (p) The definition of "Related Person" is hereby amended to read as follows:

                           "Related Person" shall mean (i) any Person (other
                  than a Purchaser) directly or indirectly controlling or controlled by or under direct or indirect common control with the Borrower or any Subsidiary of the Borrower or any officer, director, or employee of the Borrower or any Subsidiary of the Borrower or of such Person, (ii) the spouse, any immediate family member, or any other relative who has the same principal residence of any Person described in clause (i) above, and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such spouse, family member, or other relative, and (iii) any trust in which any Person described in clause (i) or (ii), above, is a fiduciary or has a beneficial interest. For purposes of this definition the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) the beneficial ownership of 10% or more of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

         (q) The definition of "Restricted Payment" is hereby amended to read as follows:

                           "Restricted Payment" shall mean, with respect to any
                  Person, (i) any Restricted Investment, (ii) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person, (iii) any payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person, and (iv) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment in anticipation of or in connection with any such retirement, acquisition, or defeasance, in whole or in part, of any Subordinated Debt, directly or indirectly, or such Person or a Subsidiary of such Person prior to the scheduled maturity or prior to any scheduled repayment of principal in respect of such Subordinated Debt; provided, however, that the term "Restricted Payment" does not include
                  (i) any dividend, distribution, or other payment on shares of Capital Stock of an issuer solely in shares of Qualified Capital Stock of such issuer that is at least as junior in ranking as the Capital Stock on which such dividend, distribution, or other payment is to be made, (ii) any dividend, distribution, or other payment to the Borrower from any of its Subsidiaries, (iii) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of such Person payable solely in shares of Qualified Capital Stock of such Person, (iv) any payments or


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                  distributions made pursuant to and in accordance with the
                  Transfer Agreement, the Services Agreement, the Office Leases or the Tax Allocation Agreement, or (v) any dividend, distribution or other payment to TARC by the Borrower or to the Borrower by any of its Subsidiaries, (vi) any Permitted Prepayment, (vii) any redemption, repurchase or other retirement for value of the TARC Warrants by the Lender or the Borrower, including any premium paid thereon, (viii) any redemption, defeasance, repurchase or other retirement for value of the Senior TARC Mortgage Notes by the Borrower, including any premium paid thereon, (ix) any redemption, defeasance, repurchase or other retirement for value of the Senior TARC Discount Notes by the Lender or the Borrower, including any premium paid thereon, (x) the redemption, purchase, retirement or other acquisition of any Debt, including any premium paid thereon, with the proceeds of any refinancing Debt permitted to be incurred pursuant to Section 4.11(2)(q), (2)(u), (2)(w) or Section 4.11(4)(j), (4)(w) or
                  (4)(z) of the Indenture, (xi) the purchasing by the Borrower of shares of the Capital Stock of TransTexas or itself or TransContinental in connection with its employee benefit plan, including without limitation any employee stock ownership plan or any employee stock option plan in an aggregate amount, with respect to the issuer, not to exceed 7% of the aggregate number of shares of the voting stock held by non-affiliates of the issuer measured from the date of the first such purchase,(xii) any repayment or retirement for value by the Borrower of any loan from the Lender incurred pursuant to Sections 4.11(2)(o), 4.11(2)(p), 4.11(4)(s) or 4.11(4)(t) of
                  the Indenture, (xiii) any purchase of Capital Stock of TransContinental, (xiv) repayments by TCR Holding of its promissory note in the principal amount of $200,000,000 to TARC as part of a contemporaneous exchange of subordinated notes of TCR Holding, and (xv) any distribution, dividend or payment on shares of Capital Stock of TCR Holding (x) the proceeds of which are used to purchase Notes or (y) that are exchanged for Notes.

         (r) The definition of "Subsidiary" is hereby amended to read as follows:

                           "Subsidiary" with respect to any Person, shall mean
                  (i) a corporation with respect to which such Person or such Person and its Subsidiaries own, directly or indirectly, at least fifty percent of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency) to vote in the election of managers thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person; provided, however, that "Subsidiary" shall not include (i) any Unrestricted Subsidiary of such Person, except for purposes of Section 4.10 of the Indenture, (ii) an Accounts Receivable Subsidiary or (iii) with respect to the Borrower, TransContinental.

         (s) A definition of "TARC" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:



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                           "TARC" shall mean TransAmerican Refining Corporation,
                  a Texas corporation.

         (t) A definition of "TCR Holding Pledge Agreement" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:

                           "TCR Holding Pledge Agreement" shall mean a pledge
                  agreement executed by TCR Holding in favor of TEC pledging all of the common stock of TransContinental owned by TCR Holding immediately following consummation of the Transaction as security for the obligations of TCR Holding under the TARC Working Capital Loan.

         (u) A definition of "TransContinental" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:

                           "TransContinental" shall mean TransContinental
                  Refining Corporation, a Delaware corporation, to which the Refinery Assets will be transferred by TCR Holding pursuant to the Transaction and, for purposes of Section 4.11 of the Indenture, its Subsidiaries.

         (v) A definition of "TCR Holding" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:

                           "TCR Holding" shall mean TCR Holding Corporation, a
                  Delaware corporation, to which the Refinery Assets will be transferred by TARC pursuant to the Transaction.

         (w) The definition of "TARC Security Documents" is hereby amended to read as follows:

                           "TARC Security Documents" shall mean this Loan
                  Agreement, the Disbursement Agreement, the TCR Holding Pledge Agreement and each other agreement relating to the pledge of assets to secure the Notes and any guarantee of the obligations of the Borrower under the Note by any guarantor that may be entered into after the date of the Note, pursuant to the terms of the Note in each case, as amended from time to time.

         (x) A definition of "TARC Working Capital Loan" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:

                           "TARC Working Capital Loan" shall mean any loan by
                  the Borrower to the Lender (other than the Loan).

         (y) A definition of "TEC Discount Notes" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:

                           "TEC Discount Notes" shall mean those certain 13%
                  Senior Secured Discount Notes due 2002 in the aggregate principal amount of $1,130,000,000 issued by the Lender.

         (z) The definition of "TEC Notes" is hereby amended to read as follows:

                           "TEC Notes" shall mean the TEC Senior Notes and the
                   TEC Discount Notes.


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         (aa) A definition of "TEC Senior Notes" is hereby added to the
         Intercompany Loan Agreement to read in its entirety as follows:

                           "TEC Senior Notes" shall mean those certain 11 1/2%
                  Senior Secured Notes due 2002 in the aggregate principal amount of $475,000,000 issued by the Lender.

         (bb) A definition of "Transaction" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:

                           "Transaction" means a series of related transactions
                  (as more fully described in the Company's Consent Solicitation Statement dated September 30, 1998, as amended, pursuant to which consents were solicited from the Holders to amendments to the Indenture to facilitate the Transaction, which description is incorporated herein by reference) pursuant to which, among other things, (i) the Lien on the TARC Collateral is released, (ii) TARC transfers to TCR Holding the Refinery Assets in exchange for (x) all of the capital stock of TCR Holding and (y) the assumption by TCR Holding of certain debt and other obligations of TARC, (iii) TCR Holding transfers to TransContinental the Refinery Assets in exchange for all of the common stock of TransContinental and TransContinental assumes the debt and other obligations of TARC assumed by TCR Holding other than the TARC Working Capital Loan and (iv) certain Purchasers purchase (x) debt securities issued by TARC, (y) equity securities issued by TransContinental and (z) TCR Holding capital stock from TARC for aggregate gross proceeds of approximately $151 million.


         (cc) A definition of "Transaction Closing Date" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:

                           "Transaction Closing Date" shall mean the date the
                  Refinery Assets are transferred by TARC to TCR Holding and by TCR Holding to TransContinental pursuant to the Transaction.

         (dd) A definition of "TransTexas Intercompany Loan" is hereby added to the Intercompany Loan Agreement to read in its entirety as follows:

                           "TransTexas Intercompany Loan" means the senior
                  secured promissory note from TransTexas to the Company in the principal amount of $450,000,000.

         Section 1.03. Section 2.3 of the TARC Intercompany Loan Agreement.
Section 2.3(b) of the TARC Intercompany Loan Agreement is hereby amended as follows:

                           (b) Borrower shall pay interest on the unpaid
                  principal amount of the Loan at a rate per anum equal to the lesser of (i) sixteen percent (16%), and (ii) the Highest Lawful Rate, until such principal amount shall be paid in full, at the times and according to the terms and conditions set forth in the Note, provided, however, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand at a rate per annum equal at all times to the lesser of (i) the Default Rate and (ii) the Highest Lawful Rate.

         Section 1.04. Section 2.4 of the TARC Intercompany Loan Agreement.
Section 2.4 of the TARC Intercompany Loan Agreement is hereby amended to add a new sentence at the end thereof to read as follows:

                           Notwithstanding anything to the contrary herein, the
                  Borrower may repay the principal of the Loan by surrender to the Lender of TEC Senior Notes or TEC Discount Notes. The principal amount of the Loan shall be reduced upon such surrender in an amount calculated pursuant to Section 3.1 hereof.

         Section 1.05. Section 3.1 of the TARC Intercompany Loan Agreement.
Section 3.1 of the TARC Intercompany Loan Agreement is hereby deleted in its entirety and replaced with a new Section 3.1 to read in its entirety as follows:

                           Section 3.1 Deemed Prepayments. Upon receipt by the
                  Lender of any Excess Cash (as defined in the indenture governing the TEC Notes, as in effect on the Transaction Closing Date), including upon any prepayment of the TransTexas Intercompany Loan, the Lender shall be obligated to use commercially reasonable efforts to apply, within 90 days after such receipt, an amount equal to such prepayment to purchase TEC Notes in whatever established market then exists therefor or in privately negotiated transactions, at prices less than 100% of the principal amount of the TEC Senior Notes purchased or 100% of the accreted value of the TEC Discount Notes purchased, as the case may be, in each case before adding accrued but unpaid interest. Upon any repurchase or retirement of TEC Notes by the Lender, or purchase of TEC Notes by any Subsidiary of the Lender other than the Borrower or TransTexas, or surrender of TEC Notes by or on behalf of the Borrower or by TransTexas in payment of their respective obligations to the Lender, the principal amount of the Loan shall automatically be reduced by an amount equal to the quotient of (i) the difference between (x) the TARC Contribution immediately prior to such adjustment and (y) the Needed TARC Contribution on the date of such repurchase, retirement or surrender divided by (ii) the product of (x) the annual interest rate of the Loan multiplied by (y) the years to maturity of the Loan from the later of such date and June 15, 1999.

                           "TARC Contribution" means as of any date the sum of
                  (i) the product of (x) the principal amount of each TARC Working Capital Loan on such date multiplied by (y) the years to maturity of such TARC Working Capital Loan from such date multiplied by (z) the annual interest rate of such TARC Working Capital Loan on such date plus (ii) the product of (x) the principal amount of the Loan on such date multiplied by
                  (y) the years to maturity of the Loan from the later of such date and June 15, 1999 multiplied by (z) the annual interest rate of the Loan on such date.

                           "Needed TARC Contribution" means as of any date the
                  amount equal to the difference between (i) the TEC Interest Obligation on such date minus (ii) the TransTexas Contribution on such date and minus (iii) cash or Cash Equivalents of TEC available to pay cash interest on the TEC Notes.

                           "TEC Interest Obligation" means as of any date the
                  sum of (i) the product of (x) the principal amount of the TEC Senior Notes on such date, after giving effect to each repurchase or retirement of TEC Notes by the Lender, purchase of TEC Notes by any Subsidiary of Lender other than Borrower or TransTexas and surrender of TEC Notes to the Lender by or on behalf of Borrower or TransTexas (assuming, in each case, that such TEC Notes are no longer outstanding), multiplied by
                  (y) the years to maturity on such date of the TEC Senior Notes multiplied by (z) the annual interest rate of the TEC Senior Notes on such date or the Transaction Closing Date, whichever is less, plus (ii) the product of (x) the principal amount of the TEC Discount Notes on such date, after giving effect to such repurchase, retirement, purchase or surrender (assuming, in each case, that such TEC Notes are no longer outstanding), multiplied by (y) the years to maturity of the TEC Discount Notes from the later of such date and June 15, 1999 multiplied by (z) the annual interest rate on such date or the Transaction Closing Date, whichever is less.

                           "TransTexas Contribution" means as of any date the
                  sum of (i) the product of (x) the principal amount of each TransTexas Working Capital Loan on the Transaction Closing Date reduced by any prepayments of principal thereof in accordance with its terms as in effect on the Transaction Closing Date multiplied by (y) the years to maturity of such TransTexas Working Capital Loan from such date multiplied by
                  (z) the annual interest rate of such TransTexas Working Capital Loan on such date or the Transaction Closing Date, whichever is greater, plus (ii) the product of (x) the principal amount of the TransTexas Intercompany Loan on the Transaction Closing Date reduced by any prepayments of principal thereof in accordance with its terms as in effect on the Transaction Closing Date multiplied by (y) the years to maturity from such date of the TransTexas Intercompany Loan multiplied by (z) the annual interest rate of the TransTexas Intercompany Loan on such date or the Transaction Closing Date, whichever is greater.

                           "TransTexas Working Capital Loan" means any
                  intercompany loan between TransTexas and the Company (other than the TransTexas Intercompany Loan).

                           The Lender shall give Borrower notice of each
                  reduction in the principal amount due under the Loan pursuant to this Section 3.1 and shall provide a calculation of such reduction, in reasonable detail.

         Section 1.06. Section 3.2 of the TARC Intercompany Loan Agreement.
Section 3.2 of the TARC Intercompany Loan Agreement is hereby amended to read as follows:

                           Section 3.2 Permitted Prepayments. The Borrower may
                  at any time make a prepayment of all or a portion of the principal amount of the Note then outstanding (a "Permitted Prepayment") at a prepayment price equal to the Accreted Value of the portion of the outstanding principal amount of the Note to be prepaid together with accrued and unpaid interest, if any, to and including the date of such Permitted Prepayment.

         Section 1.07. Section 7.3 of the TARC Intercompany Loan Agreement.
Section 7.3 of the TARC Intercompany Loan Agreement is hereby amended to read as follows:

                           Section 7.3 Covenants Incorporated by Reference. The
                  Borrower shall, and shall cause each of its Subsidiaries to, comply with each covenant applicable to the Borrower or its Subsidiaries, as described in the Indenture (as the Indenture exists on the Transaction Closing Date) as if made by the Borrower as of the date hereof.


         Section 1.08. Section 7.4 of the TARC Intercompany Loan Agreement. A new Section 7.4 of the TARC Intercompany Loan Agreement is hereby added to read as follows:

                           Section 7.4 Covenants of Lender. Until repayment in
                  full of the TEC Notes, the Lender shall comply with its obligations under Section 4.21 of the Indenture and shall use commercially reasonable efforts to apply all remaining Excess Cash, except as provided in the following sentence, to effect repurchases of TEC Notes at prices less than the face amounts thereof. The Lender shall not be prohibited by this Section
                  7.4 from (i) retaining cash after making an Excess Cash Offer pursuant to the terms of the Indenture in an amount sufficient to pay interest on the TEC Notes which remain outstanding after giving effect to purchases of Notes pursuant to such Excess Cash Offer and (ii) retaining any amounts remaining after compliance with Section 4.21 of the Indenture and making the efforts required hereby with respect to remaining Excess Cash, until such remaining amounts are loaned to TCR Holding or TransContinental as an intercompany loan. The Lender shall not, and shall not permit any of its Subsidiaries (other than Borrower and any of its Subsidiaries) to, purchase any 16% Senior Subordinated Notes due 2003 of TARC (or notes of TCR Holding issued in exchange for such notes pursuant to the TCR Holding exchange offer that is part of the Transaction).

         Section 1.09. Section 8.1 of the TARC Intercompany Loan Agreement.

         (a) Section 8.1(d) of the TARC Intercompany Loan Agreement is hereby amended to read as follows:

                           (d) a default which extends beyond any stated period
                  of grace applicable thereto, including any extension thereof, under (i)(x) the Reimbursement and Credit Facility or (y) any mortgage, indenture or instrument under which there is outstanding any Debt of the Borrower or any of its Subsidiaries with an aggregate principal amount in excess of $25 million if by reason of such default the principal of such Debt and all accrued and unpaid interest thereon has been declared due and payable, or, in either case, failure to pay such Debt at its stated maturity, provided that a waiver of such default by the requisite lenders under such mortgage, indenture or instrument shall constitute a waiver hereunder for the same period or (ii) the Bridge Loan Notes or failure to pay such Debt when due;

         (b) Section 8.1(h) of the TARC Intercompany Loan Agreement is hereby amended to read as follows:

                           (h) except as caused by the consummation of the
                  Transaction (including, without limitation, the release of the liens on the Refinery Assets granted pursuant to the TARC Security Documents), any of the TARC Security Documents shall for any reason cease to be in full force and effect (except where no material adverse effect to the Lenders would result), or shall cease to give the Lenders the Liens, rights, powers and privileges purported to be created thereby including but not limited to, a perfected security interest in, and Lien on, the Collateral in accordance with the terms thereof, except where the failure to have such Lien, rights, powers and privileges shall not have a material adverse effect on the Lender;

         Section 1.10. Section 8.2 of the TARC Intercompany Loan Agreement.
Section 8.2(a) of the TARC Intercompany Loan Agreement is hereby amended to read as follows:

                           (a) If an Event of Default occurs and is continuing
                  (other than an Event of Default specified in Section 8.1(e) or (f) above, relating to the Borrower or its Subsidiaries), then in every such case, unless the principal of the Note shall have already become due and payable, either the Indenture Trustee or the Lender, by notice in writing to the Borrower (and to the Indenture Trustee if given by the Lender) (an "Acceleration Notice"), may declare the Accreted Value of the outstanding principal amount of the Note and accrued and unpaid interest thereon or, as appropriate, any prepayment under 3.1(a) to be due and payable immediately. If an Event of Default specified in Section 8.1(e) or (f) above occurs relating to the Borrower or its Subsidiaries, all principal and accrued and unpaid interest thereon will be immediately due and payable on the Note without any declaration or other act on the part of the Indenture Trustee or the Lender. The Indenture Trustee generally is authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal and interest on the Note which has become due solely by such acceleration, have been cured or waived.

         Section 1.11. Section 9.3 of the TARC Intercompany Loan Agreement.
Section 9.3 of the TARC Intercompany Loan Agreement is hereby amended to read as follows:

                           Section 9.3 Notices. Any notices or other
                  communications to the Borrower, the Lender or the Indenture Trustee required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                           if to the Company:

                           TransAmerican Refining Corporation
                           1300 North Sam Houston Parkway East
                           Suite 320
                           Houston, Texas 77032
                           Attention: Ed Donahue
                           Vice President

                           and to:

                           Trust Company of the West
                           11100 Santa Monica Blvd.
                           20th Floor
                           Los Angeles, California 90025

                           Attention: Re: TransAmerican Refining

                           if to the Lender:

                           TransAmerican Energy Corporation
                           1300 North Sam Houston Parkway East
                           Suite 200
                           Houston, Texas 77032
                           Attention: Ed Donahue
                           Vice President

                           if to the Indenture Trustee:

                           Firstar Bank of Minnesota, N.A.
                           Corporate Trust Department
                           101 East Fifth Street, 12th Floor
                           St. Paul, Minnesota 55101-1860
                           Attention: Frank Leslie

                           The Borrower, the Lender or the Indenture Trustee by
                  notice to each other party may designate additional or different addresses as shall be furnished in writing by such party. Any notice or communication to the Borrower, the Lender or the Indenture Trustee shall be deemed to have been given or made as of the date so delivered, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five Business Days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

         Section 1.12. Section 9.11 of the TARC Intercompany Loan Agreement.
Section 9.11 of the TARC Intercompany Loan Agreement is hereby added to read as follows:

                           Section 9.11 Release. The Collateral, in whole or in
                  part, may be released in accordance with the Indenture (as the Indenture exists on the Transaction Closing Date). Each of the Lender and the Borrower hereby acknowledges and consents to the release of Collateral by the Indenture Trustee, as the Lender's agent, pursuant to the terms of the Indenture.

         Section 1.13. Section 9.12 of the TARC Intercompany Loan Agreement.
Section 9.12 of the TARC Intercompany Loan Agreement is hereby amended to read as follows:

                           Section 9.12 Agreement. The term "Agreement," as used
                  in the Loan Agreement, and the terms "TARC Intercompany Loan Agreement" and "Loan Agreement," as used in the other Loan Documents, each shall mean and refer to the Loan Agreement, as amended, modified, supplemented, restated, renewed, and/or extended from time to time.

         Section 1.14. Section 9.15 of the TARC Intercompany Loan Agreement. A new Section 9.15 of the TARC Intercompany Loan Agreement is hereby added to read as follows:

                           Section 9.15 Amendments. This Agreement or any term
                  hereof may be amended or changed only by an instrument in writing executed jointly by the Borrower and the Lender and in accordance with Article IX of the Indenture.

         Section 1.15. Amendment to First Paragraph of Section 1 of Back of Note. The first paragraph of Section 1 of the back of the TARC Intercompany Note shall be amended to read as follows:

                           1.       Interest.

                           TransAmerican Refining Corporation, a Texas
                  corporation (the "Company"), promises to pay interest on the principal amount of this Note at a rate of 16% per annum. To the extent it is lawful, the Company promises to pay interest on any interest payment due but unpaid on such principal amount at the Default Rate.



                                   ARTICLE II
                                  MISCELLANEOUS

         Section 2.01. Ratification and Confirmation. As amended and modified by this Third Amendment, the terms and provisions of the TARC Intercompany Loan Agreement are hereby ratified and confirmed and shall continue in full force and effect.

         Section 2.02. Reference to TARC Intercompany Loan Agreement. The TARC Intercompany Loan Agreement, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms of the TARC Intercompany Loan Agreement, are hereby amended so that any reference therein to the TARC Intercompany Loan Agreement shall mean a reference to the TARC Intercompany Loan Agreement as amended hereby.

         Section 2.03. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

         Section 2.04. Headings. The headings, captions and arrangements used in this Third Amendment are for convenience only and shall not affect the interpretation of this Third Amendment.

         Section 2.05. Governing Law. THIS THIRD AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

         Section 2.06. Effectiveness of Amendments. This Third Amendment is effective as of the date first above written. However, the provisions of the TARC Intercompany Loan Agreement amended or eliminated as provided in this Third Amendment (the "Amended Provisions") shall remain operative in the form in which they exist in the TARC Intercompany Loan Agreement until the Transaction Closing Date, whereupon the Amended Provisions will be amended or eliminated as provided herein, effective immediately prior to the Transaction Closing Date.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the date of first written above.


                                       TRANSAMERICAN REFINING CORPORATION



                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------




                                       TRANSAMERICAN ENERGY CORPORATION


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------